PROSPECTUS SUPPLEMENT NO. 2                     Filed Pursuant to Rule 424(b)(3)
To Prospectus Dated May 7, 2004                      Registration No. 333-115061

                     PERMA-FIX ENVIRONMENTAL SERVICES, INC.

        This Prospectus Supplement No. 2 supplements the information contained in that certain Prospectus, dated May 7, 2004, of Perma-Fix Environmental Services, Inc. (the "Company"), relating to the offer and sale from time to time of up to 6,391,651 shares of the Company's common stock by the individuals and entities named on page 13 in the Prospectus under the section entitled "SELLING STOCKHOLDERS." This Prospectus Supplement No. 2 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated May 7, 2004, as amended by the Prospectus Supplement No. 1, dated October 27, 2005 ("Prospectus Supplement No. 1"), and any other amendments or supplements thereto.

        This Prospectus Supplement No. 2 corrects two typographical errors in Prospectus Supplement No. 1 with respect to the beneficial ownership of Baystar Capital II, L.P. ("Baystar") and SDS Capital Group SPC Ltd ("SDS") set forth in the Selling Stockholders table by (a) revising the number of shares listed as beneficially owned by Baystar to 21,375 shares, and (b) revising footnote 19 to reflect SDS's beneficial ownership of 41,625 shares. As revised, the beneficial ownership of Baystar and SDS is as follows:

                                      SHARES OWNED                           SHARES OWNED
                                     BEFORE OFFERING       SHARES BEING     AFTER OFFERING
                                 -----------------------      OFFERED     -------------------
SELLING STOCKHOLDER               NUMBER        PERCENT       NUMBER       NUMBER    PERCENT
------------------------------   --------       --------   ------------   --------   --------
Baystar Capital II L.P.            21,375(3)       *             21,375      -          -
SDS Capital Group SPC Ltd          41,625(19)      *             41,625      -          -

(3) Includes 21,375 shares issuable upon the exercise of warrants that were issued in connection with the private placement discussed under "Recent Developments - Private Placement." Lawrence Goldfarb, as managing member of Baystar Capital Management, LLC, the general partner of Baystar Capital II, L.P., has voting and investment power over these shares and disclaims beneficial ownership of these shares.

(19) Includes 41,625 shares issuable upon the exercise of warrants that were issued in connection with the private placement discussed under "Recent Developments - Private Placement." Steve Derby, the managing member of SDS Management, LLC, the investment manager of SDS Capital Group SPC, Ltd, has voting and investment power over these shares and disclaims beneficial ownership of these shares.

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 All information in this Prospectus Supplement No. 2 is as of December 21, 2005.

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          The date of this prospectus supplement is December 21, 2005.